MICRON ENVIRO SYSTEMS, INC.

(“Micron”)

1205-789 West Pender Street

Vancouver, BC

Canada V6C 1H2

Tel: (604) 646-6903

March 23, 2007

MENV—OTCBB  USA

NDDA—Frankfurt Stock Exchange Symbol

A0J3PY—WKN # Frankfurt Stock Exchange

Acquires 100% of Four New Contiguous Alberta Oil Sands Section near Royal Dutch Shell

Micron Enviro Systems, Inc. (OTCBB: MENV) (Frankfurt Stock Exchange: NDDA --- WKN:A0J3PY---ISIN: US59510E2072) ("Micron" or the “Company”) is extremely pleased to announce that it has acquired a 100% interest in 1,024 contiguous hectares (2,530 acres)  of  prime Athabasca Oil Sands land, which is the largest oil producing region in the world.  This new significant acquisition is in very close proximity to existing leases held by Micron, and also close to where Royal Dutch Shell recently acquired leases for $450,000,000.  This new lease was purchased at the recent land sales and paid for out of money that was in the bank. This new acquisition constitutes an additional approximate 50% increase in Micron’s net Alberta Oil Sands acreage now under lease which had already increased by approximately 4,500% in 2007.

Bernard McDougall, Micron’s president stated, “This is a significant acquisition for Micron.  To pick up 100% interest in this Oil Sands parcel displays managements continuing commitment to acquiring quality land in one of the largest know fields in the world.  Our goal it to continue to acquire land in the Alberta Oil Sands as we feel the stock prices for all oil sands companies have not reflected the reality of the real investment dollars coming to the Alberta Oil Sands by the largest oil companies.  We feel that since the biggest companies such as Exxon, Shell and Total are making massive investments into the Alberta Oil Sands, then that is where we want to be as well.  Management is confident that when the market for the Oil Sands stocks comes back into focus, Micron will be one of the first to garner market share being one of the most leveraged and most active in acquisitions.  Our current and potential shareholders need to understand that our perspective to grow the Company is a short as well as a long term one, but if we execute on our plan like we anticipate we will, Micron may present one of the best potential situations in the Alberta Oil Sands. As Micron continues to acquire land and develop current oil sands projects, management cannot see how that could be taken as anything but positive to Micron’s future shareholder value.”

Micron is an emerging oil and gas company that now has exposure to eight separate leases consisting of interests in 24.5 gross sections (15,500 acres) in the Oil Sands of Alberta, Canada, which is one of the largest oil producing regions in the world.  Micron also has minor production from multiple conventional oil and gas wells throughout North America. Micron's goal is to become a junior oil and gas producer that focuses on the exploration, discovery and delivery of gas and oil to the North American marketplace. Micron continues to look for additional projects that would contribute to building Micron's market capitalization, including additional Oil Sands projects. At this time, Micron is one of, if not the smallest, market capitalized company with multiple leases (eight) and now has positive operations underway in this world-class oil and gas producing region.  This is quite an enviable position for a company of Micron’s modest market capitalization, and therefore Micron offers tremendous leverage to one of the world’s largest oil resources.  Please visit our website for detailed maps of the locations of Micron’s prospects at www.micronenviro.com

If you have any questions, please call Micron at (604) 646-6903. If you would like to be added to Micron's update email list, please send an email to info@micronenviro.com requesting to be added.

This news release contains forward-looking statements. Forward-looking statements are statements which relate to future events. In some cases, you can identify forward-looking statements by terminology such as ``may,'' ``should,'' ``expects,'' ``plans,'' ``anticipates,'' ``believes,'' ``estimates,'' ``predicts,'' ``potential'' or ``continue'' or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, the Company does not intend to update any of the forward-looking statements to conform these statements to actual results. Readers are referred to the sections entitled ``Risk Factors'' in the Company's periodic filings with the United States Securities and Exchange Commission, which can be viewed at <http://www.SEC.gov>. For all details regarding working interests in all of MENV's oil and gas prospects or any previous news releases go to the SEC website. You should independently investigate and fully understand all risks before making investment decisions.

Contact Information:

Bernard McDougall

Micron Enviro Systems, Inc.

ir@micronenviro.com

TEL: (604) 646-6903

Fax:  (604) 689-1733

www.micronenviro.com